LICENSE AND BINDER PURCHASE AGREEMENT

         THIS LICENSE AND BINDER PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of May 25, 2000 by and between PacifiCorp Syn Fuel, L.L.C., an Oregon limited liability company ("PSF"), on the one hand, and Covol Technologies, Inc., a Delaware corporation ("Covol") and Alabama Synfuel #1 Ltd., a Delaware limited partnership ("ASF"), on the other hand.

         WHEREAS, PSF operates a synthetic fuel facility and currently located in Pumpkin Center, Alabama, constructed pursuant to contract PC-02 (the "Facility").

         WHEREAS, ASF granted to PSF a license for synthetic fuel technology in connection with the Facility on the terms and conditions set forth in the Agreement Concerning Additional Facilities, dated as of December 31, 1996, which was amended and restated on July 7, 1997 and further amended and restated on December 12, 1997 (the "Original Agreement"), and Covol agreed to sell to PSF the proprietary binder material manufactured by Covol for use in the operation of the Facility.

         WHEREAS, Covol and ASF (collectively, the "Covol Parties") and PSF are among the parties to that Settlement Agreement and Mutual Release and related agreements (collectively, the "Transaction Documents"), dated this same date, pursuant to which, among other things, PSF and the Covol Parties have terminated the Original Agreement and are entering into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, PSF and the Covol Parties agree as follows:

         Section 1  Definitions.

                  "ASF" has the meaning set forth in the preamble.

                  "Birmingport Facility" means the synthetic fuel facility owned by BSF and currently located in Birmingport, Alabama.

                  "BSF" means Birmingham Syn Fuel L.L.C., an Oregon limited liability company.

                  ** This exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request. The omitted information has been filed separately with the Securities and Exchange Commission.

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                  "Coal Fuel Technology" means all intellectual property,
inventor's certificates and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and modifications, test procedures, program cards, tapes, disks, algorithms and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel from waste coal dust, coal fines and other similar coal derivatives, and the proprietary binder material used in manufacturing synthetic coal fuel from waste coal dust, coal fines and other similar coal derivatives, in each case owned or controlled by the Covol Parties, to include such information in existence as of the date of this Agreement as well as related information later developed by the Covol Parties; provided, however, that the defined term "Coal Fuel Technology" shall not include the proprietary process developed by the Covol Parties to produce synthetic coke extrusions and briquettes from coke breeze or any technology for other than the processing and production of synthetic coal fuel.

                  "Commercial Use" means any usage of the Coal Fuel Technology for commercial exploitation and any other usage to which the Covol Parties grant prior written consent.

                  "Covol" has the meaning set forth in the preamble.

                  "Covol Parties" has the meaning set forth in the preamble.

                  "Facility" has the meaning set forth in the preamble, provided that the term also shall refer to any location to which the Facility may be moved or relocated in the future.

                  "Facility Assignment" has the meaning set forth in Section 12 hereof.

                  "Facility Sub License" has the meaning set forth in Section 12 hereof.

                  "Improvements" has the meaning set forth in Section 2.3 hereof.

                  "Maximum Royalty Tonnage" has the meaning set forth in Section 3 hereof.

                  "Other Facilities" means the synthetic fuel facility owned by PSF and currently located in Pumpkin Center, Alabama that is not the Facility, the synthetic fuel facility owned by PSF and currently located in Brookwood, Alabama and the Birmingport Facility.

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                  "PSF" has the meaning set forth in the preamble.

                  "Royalty" has the meaning set forth in Section 3.1 hereof.

         Section 2  License Grant.

                  2.1 General; Agreement Concerning Exclusivity. Subject to the terms and conditions of this Agreement, the Covol Parties hereby grant and guarantee to PSF a license to use the Coal Fuel Technology at the Facility for Commercial Use, including a license to make, have made, use and sell or otherwise transfer products that embody, use or have been developed or manufactured with the Coal Fuel Technology. For the term of this Agreement and the License And Binder Purchase Agreements for the Other Facilities, PSF and BSF shall have the exclusive license to use the Coal Fuel Technology for Commercial Use within a one hundred (100) mile radius of the present location of the Birmingport Facility, including to make, have made, use and sell or otherwise transfer products that embody, use or have been developed or manufactured with the Coal Fuel Technology.

                  2.2 Know-How and Assistance. To enable PSF to benefit fully from the license of the Coal Fuel Technology, the Covol Parties shall provide access to all relevant documentation, drawings, engineering specifications and other know-how in its possession, reasonable access to its employees or agents who are familiar with the Coal Fuel Technology, and Improvements to the Coal Fuel Technology, as defined in Section 2.3, and shall provide such technical advice with regard to the Coal Fuel Technology as is reasonably requested by PSF and relevant to the provisions of this Agreement.

                  2.3 Improvements. The Covol Parties shall notify PSF of any improvements, variations or modifications ("Improvements") made on or to the Coal Fuel Technology promptly after such Improvements are made by it. The term "Improvements" shall include changes that reduce production costs, improve performance, broaden applicability or increase marketability. The Covol Parties hereby grant to PSF a license (such license to become exclusive in accordance with Section 2.1 hereof) to utilize the Improvements made by it for Commercial Use, including to make, have made, use, and sell or otherwise transfer products that utilize any such Improvements subject to the terms of this Agreement. It is mutually understood and agreed that all Improvements provided to PSF by the Covol Parties shall remain the sole and exclusive property of the Covol Parties. This Agreement does not contemplate any jointly developed Improvements. All rights to any jointly developed Improvements shall be subject to the terms and conditions of a separate written agreement between PSF and the Covol Parties entered into prior to undertaking any joint development.

                  2.4 Confidentiality. PSF hereby agrees not to disclose the Coal Fuel Technology, except to its agents, employees, directors or representatives who have a need

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to know about such technology in connection with the operation and maintenance of the Facilities and the sale of synthetic coal fuel produced by the Facility; provided, however, information which (i) becomes generally available to the public other than as a result of a disclosure by PSF or its agents, employees, directors or representatives, (ii) was available to PSF on a non-confidential basis prior to its disclosure pursuant to the terms hereof, or (iii) becomes available to PSF on a non-confidential basis from a source other than either of the Covol Parties, provided that such source is not known by PSF or its agents, employees, directors or representatives to be prohibited from transmitting the information to PSF by any confidentiality agreement with either of the Covol Parties or by any other contractual, legal or fiduciary obligation shall not be subject to the terms of this Section 2.4.

         Section 3 Royalty Amount. Within thirty (30) days following the end of each calendar quarter ending March 31, June 30, September 30 and December 31 from and after April 1, 2000, PSF shall pay to Covol quarterly royalty payments in an amount equal to (i) $** multiplied by (ii) the total dollar amount of tax credits under Section 29 of the Internal Revenue Code available to PSF as a result of sales of synthetic fuel produced by the Facility and sold by PSF during the calendar quarter just ended, regardless of whether PSF uses such tax credits; provided, however, royalty payments shall not be computed on, and no royalty payment shall be due with respect to, sales of synthetic fuel that are in excess of the "Maximum Annual Royalty Tonnage." For purposes of this Agreement, the "Maximum Annual Royalty Tonnage" is achieved in any calendar year whenever the aggregate amount of synthetic fuel produced and sold by the Facility and the Other Facilities in such calendar year equals 1,440,000 tons; provided, however, that if any of the Other Facilities is the subject of a Facility Sub License or Facility Assignment, then the Maximum Annual Royalty Tonnage shall be reduced by 360,000 tons per calendar year for each Other Facility that is the subject of a Facility Sub License or Facility Assignment; provided, further, that if the Facility is the subject of a Facility Sub License or Facility Assignment, royalty payments in any calendar year shall not be computed on, and no royalty payment shall be due with respect to, sales of synthetic fuel produced by the Facility in such calendar year in excess of 360,000 tons without regard to the volume of production and sale of synthetic fuel from the Other Facilities.

         Section 4  Binder.

                  4.1  Sales of Binder.

                           4.1.1 Sale and Purchase. PSF agrees to purchase from
Covol, and Covol agrees to sell to PSF, all of PSF's requirements for proprietary binder to operate the Facility at full capacity. Covol shall deliver or cause to be delivered the proprietary binder to the Facility at such times and in such quantities as from time-to-time requested by PSF. Payments for proprietary binder delivered to PSF by Covol shall be due and payable to Covol within thirty (30) days of receipt of invoice.

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                           4.1.2 Price. Effective from the date hereof, the
price which PSF shall pay to Covol for the proprietary binder delivered by or on behalf of Covol with respect to the Facility during any calendar year shall be an amount equal to $** per pound (dry weight) plus an overhead charge of $** per pound (dry weight). Covol shall only increase the price per pound of the binder to the extent of actual increases in its production costs resulting from increases in the costs of binder components charged by Dow Chemical or any successor supplier. If PSF applies binder at the Facility at a concentration higher than two pounds of binder (dry weight) per 2,000 pounds of coal, no markup nor overhead will be charged for the higher concentration.

                           4.1.3 Specifications and Warranties. Covol represents
and warrants that all proprietary binder shall be merchantable, free from defects, and shall conform to the specifications set forth on Exhibit A, which may be changed from time to time upon the written agreement of the parties hereto, except that Covol makes no warranty of fitness as applied to any potential feedstock due to the variability of feedstocks generally. At PSF's option, Covol shall replace, or refund the purchase price and cost of shipment of, all non-conforming proprietary binder ingredients. Covol will bear the risk of loss of the proprietary binder ingredients while it is in transit.

                           4.1.4 Acceptance and Rejection. All proprietary
binder is subject to PSF's inspection and test before final acceptance. Acceptance and/or inspection by PSF shall not constitute a waiver of any latent defect or nonconformity.

                  4.2 Binder Formula. The Covol Parties represent and warrant that they delivered to a safety deposit box owned by PSF a written copy of the formula used by them to manufacture the proprietary binder material in sufficient quantities to operate the Facility up to full capacity, and the Covol Parties covenant to notify PSF of any improvements, variations or modifications made on or to the formula used by them to manufacture the proprietary binder material promptly after such improvements, variations or modifications are made and to provide a copy of any such improved, varied or modified formula for placement in the safety deposit box.

         Section 5 Records; Inspection; Confidentiality. Each party hereto shall keep accurate records containing all data reasonably required for the computation and verification of the amounts to be paid by the respective parties under this Agreement, and shall permit each other party or an independent accounting firm designated by such other party to inspect and/or audit such records during normal business hours upon reasonable advance notice. All costs and expenses incurred by a party in connection with such inspection shall be borne by it. Each party agrees to hold confidential from all third parties all information contained in records examined by or on behalf of it pursuant to this
Section 5.

         Section 6 Infringement. If during the term of this Agreement a third party has infringed any intellectual property rights associated with the Coal Fuel Technology or

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otherwise misappropriated any Coal Fuel Technology, the Covol Parties shall, at their expense, institute and conduct legal actions against such third party or to enter into such agreements or accord in settlement as are deemed appropriate by the Covol Parties. PSF shall have the right to join the Covol Parties as plaintiffs in the prosecution of any infringement or misappropriation action affecting the Facility, provided that PSF shall bear up to fifty percent (50%) of all the costs and expenses of the action. If PSF and the Covol Parties have jointly conducted an infringement or misappropriation action, any sums recovered from the third party shall be distributed to PSF and the Covol Parties in accordance with the percentage of the costs and expenses borne by each, after each party has been reimbursed for costs and expenses incurred by it in prosecuting such action. PSF shall always have the right to be represented by counsel of its own selection in any action. In no event shall the Covol Parties enter into any agreement or settlement inconsistent with the terms of this Agreement.

         Section 7  Representations and Warranties.

                  7.1 Authority. Each of the Covol Parties and PSF represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on its behalf by all requisite action, corporate or otherwise, (ii) it has the full right, power and authority to enter into this Agreement and to carry out the terms of this Agreement, (iii) it has duly executed and delivered this Agreement, and (iv) this Agreement is a valid and binding obligation of it enforceable in accordance with its terms.

                  7.2 No Consent. Each of the Covol Parties and PSF represents and warrants that no approval, consent, authorization, order, designation or declaration of any court or regulatory authority or governmental body or any third-party is required to be obtained by it, nor is any filing or registration required to be made therewith by it for the consummation by it of the transactions contemplated under this Agreement.

                  7.3 Intellectual Property Matters. The Covol Parties warrant that they (i) own, free and clear of all liens and encumbrances, all intellectual property, inventor's certificates and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and modifications, test procedures, program cards, tapes, disks, algorithms and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel from waste coal dust, coal fines and other similar coal derivatives, and, the proprietary binder material used in manufacturing synthetic coal fuel from waste coal dust, coal fines and other similar coal derivatives, (ii) have the right and power to grant to PSF the licenses granted herein, (iii) have not made any agreement with another in conflict with the rights granted herein, and (iv) have no knowledge that the sale

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or use of the licenses granted herein as contemplated by this Agreement would infringe any third-party's intellectual property rights.

                  7.4 Physical Properties. The Covol Parties represent and warrant that (i) the proprietary binder sold to PSF shall not be a hazardous material under, and delivery shall comply with, applicable environmental laws and regulations; and (ii) subject to the selection of suitable feedstock, application of the Coal Fuel Technology in the Facility will result in a chemical change similar in all material respects to the chemical change described in the IRS letter ruling received by the Covol Parties, dated September 8, 1995.

         Section 8 Term. This Agreement and the license granted hereunder shall be for the period from April 1, 2000 to and including January 1, 2008, or the corresponding date under Section 29 of the 1986 Code in the event of an extension of the tax credits available under Section 29 of the 1986 Code.

         Section 9 Waiver. The failure of any party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision or the right thereafter to enforce each and every provision. No waiver by any party, either express or implied, of any breach of any of the provisions of this Agreement shall be construed as a waiver of any other breach of such term or condition.

         Section 10 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         Section 11 Notices. All notices, consents, and other communications under this Settlement Agreement will be in writing and will be deemed to have been sufficiently given or served when delivered in person, by telecopier, by registered or certified mail, charges prepaid, or by prepaid overnight delivery service. Notice shall be deemed given (a) at the time of delivery if given by hand, (b) two (2) business days after deposit in the mail, if given by registered mail, (c) upon confirmation, if given by telecopier (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine), and (d) upon confirmation of delivery, if given by prepaid overnight delivery service. The addresses and telecopier numbers for the parties, at which all such deliveries can be made and Notices can be sent, are as follows:

          (A)     If to the PSF, to:

                  PacifiCorp Syn Fuel, L.L.C.
                  c/o PacifiCorp Financial Services, Inc.

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                  825 NE Multnomah Street, Suite 1900
                  Portland, OR  97232
                  Attention:  Craig Longfield
                  Telecopier No.:  (503) 813-7213

                  With copies to:

                  Stoel Rives LLP
                  900 SW Fifth Avenue, Suite 2600
                  Portland, Oregon  97204
                  Attn: Gary R. Barnum
                  Telecopier No.:  (503) 220-2480

         (B)      If to the Covol Parties, to:

                  Covol Technologies, Inc.
                  3280 North Frontage Road
                  Lehi, Utah 84043
                  Attention:  Brent M. Cook
                  Telecopier No.:  (801) 768-4483

                  With copies to:

                  Pillsbury Madison & Sutro LLP
                  50 Fremont Street
                  San Francisco, CA 94105
                  Attention:  T. V. Loran III
                  Telecopier No.:  (415) 983-1200

         Section 12 Assignment; Sublicenses; Obligation of PacifiCorp Financial Services, Inc. This Agreement may not be assigned by the Covol Parties. PSF may grant a sublicense to any person with respect to this Agreement (a "Facility Sub License") or assign its rights and obligations under this Agreement to any person (a "Facility Assignment"), except that any such sublicense or assignment may only be in connection with a transfer of the ownership and/or operation of the Facility. No such attempted sublicense or assignment by PSF shall be valid unless the putative transferee shall have agreed unqualifiedly to assume the obligations of PSF under this Agreement. In the event of a Facility Assignment, if the transferee fails to make (i) any royalty payment required by Sections 3 of this Agreement within 30 days of the due date therefor or (ii) any payment for the purchase of binder required by Section 4 of this Agreement within 30 days of the due date therefor, PacifiCorp Financial Services, Inc., an Oregon corporation ("PFS"), shall promptly pay Covol such unpaid amounts upon written demand therefor. Except as set forth in the

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immediately preceding sentence, PFS shall not be liable or responsible for any other obligations under this Agreement.

         Section 13 Further Assurances. Each party agrees, at the request of the other party, at any time and from time to time, to execute and deliver all such further documents, and to take and forbear from all such action, as may be reasonably necessary or appropriate in order more effectively to carry out the provisions of this Agreement. The Covol Parties agree to use reasonable efforts to cooperate with PFS and PSF in marketing, selling or otherwise transferring the Facility. The Covol parties agree to cooperate with PSF in any defense of or response to any action, inquiry or investigation by the IRS relating to the matters addressed by the representation and warranty contained clause (ii) of
Section 7.4

         Section 14 Set Off. Any amounts owing to PSF from Covol hereunder may be offset and applied toward the payment of any amounts, or any part thereof, owing to Covol pursuant to Section 3 hereof, whether or not such amounts shall be due and payable; provided, however, that PSF shall give Covol and ASF ten
(10) business days' written notice prior to exercising such right of offset.

         Section 15 Entire Agreement. This Agreement, together with the Transaction Documents, (i) constitutes the entire agreement of the parties relating to the subject matter hereof, (ii) is the complete and exclusive statement of the contracting parties' promises, terms, conditions, obligations, or warranties other than those contained herein, and (iii) supersedes all prior communications, representations, or agreements, verbal or written, among the contracting parties relating to the subject matter hereof. This Agreement may not be amended except in writing signed by the parties hereto.

         Section 16 Governing Law. This Agreement shall be governed in accordance with the laws of the State of Utah.

         Section 17 Counterparts. This Agreement may be executed in two or more counterparts, each which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives the day and year first above written.

                                    COVOL TECHNOLOGIES, INC.

                                    By:     /s/ Brent M. Cook
                                    Name: Brent M. Cook
                                    Title:   President

                                    ALABAMA SYNFUEL #1 LTD.

                                    By:     /s/ Brent M. Cook
                                    Name: Brent M. Cook
                                    Title:President of Covol Technologies, Inc.,
                                          its general partner


                                    PACIFICORP SYN FUEL, LLC

                                    By:     /s/ Craig Longfield
                                    Name: Craig Longfield
                                    Title:   President

                                    PACIFICORP FINANCIAL SERVICES, INC.*

                                    By:     /s/ Craig Longfield
                                    Name: Craig Longfield
                                    Title:   President


                                    ______________________________________
                                    * Solely as to Section (12), above.

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                                    Exhibit A

                  Specification of Proprietary Binder Material

I.       Material Description

                  Color:                       White
                  Odor:                        Typical
                  Appearance/Physical State:   Liquid with suspended solids
                  Description Note:            Proprietary Carboxylated Styrene-
                                               Butadiene Polymer

II.      Governmental/Industry Standards:

                  Non-food Contact

III.     Test Requirements

--------------------------------------------------------------------------------
Test Item and Condition             Limit            Unit          Method
--------------------------------------------------------------------------------
Solids                          48.0 - 50.0          Wt %        DOWM 100008

pH                               5.5 - 6.5                       DOWM 100429

200 Mesh Residue, per 900 ml      0.05 Max          grams          LTM 004

Polymerization Yield            45.0 - 55.0          Wt %          Oven Dry

Polymeric Test           Polystyrene Formation   Present/Absent      FTIR